Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Global plc:

We consent to the incorporation by reference in the registration statement (No. 333-189220, 333-189222, 333-189223, 333-189224, 333-194578, 333-194581, 333-205542, and 333-205543) on Form S-8 of Liberty Global plc of our reports dated February 13, 2020, with respect to the consolidated balance sheets of Liberty Global plc as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive earnings (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedules I and II, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Liberty Global plc.

Our report on the consolidated financial statements includes an explanatory paragraph referring to a change in the method of accounting for leases and revenue from contracts with customers.

Our report dated February 13, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states the aggregate amount of total assets and revenue of De Vijver Media NV that are excluded from management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2019 are $254.5 million and $81.1 million, respectively. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of De Vijver Media NV.

/s/ KPMG LLP

Denver, Colorado
February 13, 2020